Exhibit 99.1

BIO-TECHNE RELEASES FOURTH QUARTER FISCAL 2017 RESULTS

Minneapolis/August 8, 2017/ Bio-Techne Corporation (NASDAQ:TECH) today reported its financial results for the fourth quarter and full year end ended June 30, 2017.

Fourth Quarter and Full Year FY2017 Snapshot

●	Fourth quarter organic revenue increased by 8% (16% reported) to $156.6 million. Fiscal year 2017 organic revenue grew 6% (13% reported) to $563.0 million.

●	GAAP fully diluted earnings per share (EPS) for fourth quarter increased 12% to $0.77. Full year GAAP fully diluted EPS was $2.06.

●

Delivered adjusted earnings per share (EPS) of $1.09 in the fourth quarter and $3.72 for the full year. This represents an increase of 18% and 3%, respectively, over the prior year, with foreign currency exchange headwinds negatively impacting results by $0.01 or 1% in the fourth quarter and $0.05 or 1% for the full year.

●	Cash Flow from Operations, excluding acquisition-related earn-outs for the year, was a record $57.0 million for the quarter and $158.0 million for the full year.

●	Protein Platforms segment delivered 24% organic growth in Q4, led by the Biologics (iCE), Simple Plex (Ella), and Single Cell Western platforms.

●	Advanced Cell Diagnostics’ (ACD) RNAscope is being well-received in the Diagnostics and CDx markets, in addition to the RUO market, with revenues once again growing over 50% on a stand-alone basis.

The company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted EPS, adjusted earnings, adjusted gross margin, adjusted operating income, and adjusted operating margin are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Adjusted Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures is included in this press release.

“Q4 was a great quarter to end a great fiscal year 2017. I'm very proud of our global team, now totaling 1800 worldwide, and their exemplary performance all year,” said Chuck Kummeth, President and Chief Executive Officer of Bio-Techne. “We grew 13 percent in revenue on an annual basis with a solid 6 percent organic growth. Our two fastest growing businesses, Protein Platforms and ACD, finished the year as strong as they started with PPD revenue growing nearly 20% and ACD revenue growing over 50% (on a stand-alone basis) for the full year.”

Kummeth added, “Integration of all our acquisitions, like ACD, has gone well and we look forward to applying our strong cash flow to more acquisitions in the future. Teams from all three global divisions have done an exceptional job this year in creating synergies as we integrate and leverage strong commercial cross selling to our academic and Biopharma customers. Europe, as one example, had 11 percent organic growth for the year, capitalizing on fabulous teamwork across the countries.”

Kummeth concluded, “Bio-Techne is creating an extraordinary image in the industry, focusing on uncompromising service and quality to our loyal customers. I want to thank all our employees worldwide and wish them well as we move into fiscal year 2018.”

Fourth Quarter Fiscal 2017

Revenue

Net sales for the fourth quarter increased 16% to $156.6 million. Organic growth was 8% compared to the prior year, with currency translation having a negative impact of 1% and acquisitions contributing 9% to revenue growth.

GAAP Earnings Results

GAAP EPS increased to $0.77 per diluted share, versus $0.69 in the same quarter last year. GAAP operating income for the fourth quarter of fiscal 2017 increased 4% to $41.5 million, compared with $40.0 million in the fourth quarter of fiscal 2016. GAAP operating margin was 26.5%, compared with 29.7% in the fourth quarter of fiscal 2016. GAAP operating margin compared to prior year was negatively impacted by higher amortization of acquisition-related intangibles in the fourth quarter of fiscal 2017.

Non-GAAP Earnings Results

Adjusted EPS increased to $1.09 per diluted share, versus $0.92 in the same quarter last year. Adjusted operating income for the fourth quarter of fiscal 2017 increased 16% compared to the same quarter last year. Adjusted operating margin was 38.8%, compared with 39.0% in the fourth quarter of fiscal 2016. Adjusted operating margin compared to prior year was negatively impacted by the mix of acquisitions, partially offset by volume leverage and operational productivity in the fourth quarter of fiscal 2017.

Full Year Fiscal 2017

Revenue

Net sales for the full year fiscal 2017 increased 13% to $563.0 million, versus $499.0 million in fiscal 2016. Organic growth was 6% compared to the prior year, with currency translation having a negative impact of 1% and acquisitions contributing 8% to revenue growth.

GAAP Earnings Results

GAAP EPS decreased to $2.06 per diluted share, versus $2.80 in fiscal 2016. GAAP operating income decreased 19% to $121.8 million, compared with $150.6 million in fiscal 2016. GAAP operating margin was 21.6%, compared with 30.2% in fiscal 2016. GAAP operating margin compared to prior year was negatively impacted by higher amortization of acquisition-related intangibles and other acquisition-related costs incurred during fiscal 2017. GAAP diluted EPS was also negatively impacted by higher interest costs associated with the financing of recent acquisitions.

Non-GAAP Earnings Results

Adjusted EPS increased to $3.72 per diluted share, versus $3.60 in fiscal 2016. Adjusted operating income for full fiscal year 2017 increased 6% compared with full year fiscal 2016. Adjusted operating margin was 37.0%, compared with 39.6% in fiscal 2016. Adjusted operating margin compared to prior year was negatively impacted by the mix of lower margin acquisitions made in fiscal year 2017.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s three business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Biotechnology Segment

The Company’s Biotechnology segment includes proteins, antibodies, immunoassays, flow cytometry products, intracellular signaling products, and biologically active chemical compounds used in biological research, as well as ACD’s in situ hybridization detection products. Biotechnology segment’s fourth quarter fiscal 2017 net sales were $97.2 million, an increase of 15% from $84.4 million for the fourth quarter of fiscal 2016. Organic growth for the segment was 2%, with currency translation having an unfavorable impact of 1% on revenue growth and acquisitions contributing 14% to revenue growth. Biotechnology segment’s adjusted operating margin was 49.3% in the fourth quarter of fiscal 2017 compared to 52.4% in the fourth quarter of fiscal 2016. The lower adjusted operating margin is the result of recent acquisitions, namely ACD, made in this segment.

Biotechnology segment's full fiscal year 2017 net sales were $364.5 million, an increase of 15% from $317.3 million for fiscal 2016. Organic growth for the segment was 4% for the fiscal year, with currency translation having an unfavorable impact of 2% on revenue growth. Biotechnology segment’s adjusted operating margin was 48.1% in full fiscal year 2017 compared to 53.1% in fiscal 2016. The lower adjusted operating margin is largely the result of recent acquisitions, namely ACD, made in this segment.

Protein Platforms Segment

The Company’s Protein Platforms segment develops proprietary systems and consumables for protein analysis. Protein Platforms segment’s fourth quarter fiscal 2017 net sales were $26.8 million, an increase of 22% from $22.0 million for the fourth quarter of fiscal 2016. Organic growth for the segment was 24% with currency translation having an unfavorable impact of 2%. The Protein Platforms segment’s adjusted operating margin was 16.2% in the fourth quarter of fiscal 2017 compared to 7.5% in the fourth quarter of fiscal 2016. The higher adjusted operating margin was driven by strong volume leverage and productivity gains in operations.

Protein Platforms segment’s full fiscal year 2017 net sales were $91.5 million, an increase of 18% compared to fiscal 2016. Protein Platforms segment’s organic revenue increased 19%, with an unfavorable currency impact of 2% and acquisitions contributing 1% to revenue growth. The Protein Platforms segment's adjusted operating margin was 10.5% in full fiscal year 2017 compared to 4.6% in fiscal 2016. The higher adjusted operating margin was driven by strong volume leverage and productivity gains in operations.

Diagnostics Segment

The Company’s Diagnostics segment provides a range of controls and calibrators for various blood and blood chemistry clinical instruments, as well as quality controls, diagnostic immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Diagnostics segment’s fourth quarter fiscal 2017 net sales were $32.6 million, an increase of 14% (all organic) compared to the fourth quarter of fiscal 2016. The Diagnostics segment’s adjusted operating margin was 32.1% in the fourth quarter of fiscal 2017 compared to 31.4% in the fourth quarter of fiscal 2016. The higher adjusted operating margin was driven primarily by volume leverage.

Diagnostics segment’s full fiscal year 2017 net sales were $107.1 million, an increase of 3% (all organic) compared to fiscal 2016. The Diagnostic segment's adjusted operating margin was 26.7% in the full year fiscal 2017 compared to 29.1% in fiscal 2016. The lower adjusted operating margin was driven by margin mix of product sales.

Conference Call

Bio-Techne will host an earnings conference call today, August 8, 2017 at 8:00 A.M. Central time. To listen, please dial (888) 287-5516 or (719) 457-2683 for international callers, and reference conference ID 8032349. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call. The replay will be available from 11:00 A.M. Central time on Tuesday, August 8, until 11:00 P.M. Central time on Friday, September 8, 2017. To access the replay, U.S. callers should dial 844-512-2921 or international callers should dial-412-317-6671. The replay can also be accessed by going to: http://audio.viavid.com/20170808-125406-bio-techne.mp3

Use of Adjusted Financial Measures:

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measures include:

● Adjusted diluted earnings per share

● Adjusted net earnings

● Adjusted gross margin

● Adjusted operating income

● Adjusted operating margin

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for adjusted gross margin, adjusted operating margin, and adjusted net earnings, in total and on a per share basis, exclude the costs recognized upon the sale of acquired inventory, amortization of acquisition intangibles, and acquisition related expenses. The Company excludes amortization of purchased intangible assets and purchase accounting adjustments, including costs recognized upon the sale of acquired inventory and acquisition-related expenses, from this measure because they occur as a result of specific events, and are not reflective of our internal investments, the costs of developing, producing, supporting and selling our products, and the other ongoing costs to support our operating structure. Additionally, these amounts can vary significantly from period to period based on current activity.

The Company’s non-GAAP adjusted operating margin and adjusted net earnings, in total and on a per share basis, also excludes stock based compensation expense and certain adjustments to income tax expense. Stock based compensation is excluded from non-GAAP adjusted earnings because of the nature of this charge, specifically the varying available valuation methodologies, subjective assumptions, and the variety of award types. The Company independently calculates a non-GAAP adjusted tax rate to be applied to the identified non-GAAP adjustments considering the impact of discrete items on these adjustments and the jurisdictional mix of the adjustments. In addition, the tax impact of other discrete and non-recurring charges which impact our reported GAAP tax rate are adjusted from net earnings. We believe these tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Bio-Techne Corporation (NASDAQ: TECH) is a leading developer and manufacturer of high quality purified proteins––notably cytokines and growth factors, antibodies, immunoassays, as well as biologically active small molecule compounds and ACD’s in situ hybridization detection products --- which are sold to biomedical researchers and clinical research laboratories; these operations constitute the core Biotechnology Division, headquartered in Minneapolis, Minnesota. The Protein Platforms Division manufactures innovative protein analysis tools under the ProteinSimple brand name that greatly automate western blotting and immunoassay practices. The Diagnostics Division manufactures FDA-regulated controls, calibrators, blood gas and clinical chemistry controls and other reagents for OEM customer and clinical customers. Bio-Techne products are integral components of scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $563 million in net sales in fiscal 2017 and has approximately 1,800 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact:	David Clair, Investor Relations
ir@bio-techne.com
646-277-1266

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		TWELVE MONTHS ENDED
	6/30/17	6/30/16	6/30/17	6/30/16
Net sales	$156,578	$134,762	$563,003	$499,023
Cost of sales	54,207	45,070	188,462	162,364
Gross margin	102,371	89,692	374,541	336,659
Operating expenses:
Selling, general and administrative	47,199	38,037	199,243	140,879
Research and development	13,697	11,643	53,514	45,187
Total operating expenses	60,896	49,680	253,757	186,066
Operating income	41,475	40,012	121,784	150,593
Other (expense) income	(2,359)	(2,242)	(8,555)	(3,112)
Earnings before income taxes	39,048	37,770	113,161	147,481
Income taxes	10,238	12,144	35,875	43,005
Net earnings	$28,810	$25,626	$77,286	$104,476
Earnings per share:
Basic	$0.77	$0.69	$2.07	$2.81
Diluted	$0.77	$0.69	$2.06	$2.80
Weighted average common shares outstanding:
Basic	37,344	37,224	37,313	37,194
Diluted	37,546	37,384	37,500	37,326

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

ASSETS	6/30/17	6/30/16
Cash and equivalents	$91,612	$64,237
Short-term available-for-sale investments	66,102	31,598
Trade accounts receivable	116,830	93,393
Inventory	60,151	57,102
Other current assets	10,564	7,561
Current assets	345,259	253,891

Property and equipment, net	135,124	132,362
Goodwill and intangible assets, net	1,032,268	741,406
Other non-current assets	44,002	1,922
Total assets	$1,556,653	$1,129,581

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$55,844	$43,892
Contingent consideration payable – current	65,100	-
Income taxes payable	2,312	1,779
Deferred revenue – current	5,968	4,717
Related party payable – current	6,132	3,759
Current liabilities	135,356	54,147

Deferred taxes	117,996	62,837
Long-term debt obligations	343,771	91,500
Long-term contingent consideration payable	3,300	38,500
Other long-term liabilities	5,403	3,317
Stockholders’ equity	950,827	879,280
Total liabilities and stockholders’ equity	$1,556,653	$1,129,581

BIO-TECHNE CORPORATION

RECONCILIATION OF GROSS MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		TWELVE MONTHS ENDED
	6/30/17	6/30/16	6/30/17	6/30/16
Gross margin percentage - GAAP	65.4%	66.6%	66.5%	67.5%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.2%	1.5%	0.6%	1.1%
Amortization of intangibles	6.2%	2.0%	4.1%	2.2%
Gross margin percentage - Adjusted	71.8%	70.1%	71.2%	70.8%

BIO-TECHNE CORPORATION

RECONCILIATION OF OPERATING MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		TWELVE MONTHS ENDED
	6/30/17	6/30/16	6/30/17	6/30/16
Operating margin percentage - GAAP	26.5%	29.7%	21.6%	30.2%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.2%	1.5%	0.5%	1.1%
Amortization of intangibles	6.9%	5.4%	7.9%	5.8%
Acquisition related expenses	3.0%	0.4%	4.4%	0.6%
Stock based compensation	2.2%	2.0%	2.6%	1.9%
Operating margin percentage - Adjusted	38.8%	39.0%	37.0%	39.6%

BIO-TECHNE CORPORATION

RECONCILIATION OF NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		TWELVE MONTHS ENDED
	6/30/17	6/30/16	6/30/17	6/30/16
Net earnings – GAAP	$28,811	$25,626	$77,286	$104,476
Identified adjustments:
Costs recognized upon sale of acquired inventory	268	1,992	3,037	5,431
Amortization of intangibles	10,889	7,347	44,393	29,395
Acquisition related expenses	4,778	477	24,589	2,761
Stock based compensation	3,412	2,754	14,631	9,430
Tax impact of above adjustments	(4,736)	(3,966)	(20,483)	(14,551)
Tax impact of discrete items and other foreign adjustments	(2,351)	225	(3,920)	(2,638)
Net earnings - Adjusted	$41,071	$34,455	$139,533	$134,304

Earnings per share - diluted – Adjusted	$1.09	$0.92	$3.72	$3.60

BIO-TECHNE CORPORATION

GAAP PURCHASE ACCOUNTING ITEMS

(In thousands)

(Unaudited)

During the fourth quarter, management identified certain errors related to purchase accounting items for the ACD acquisition recorded during the first quarter of fiscal year 2017. These items impact the cost recognized upon the sale of acquired inventory, other acquisition related costs recorded within selling, general and administrative costs, and income taxes and resulted in a favorable impact to previously reported quarterly results as outlined in the table below.

	QUARTER ENDED
	9/30/16	12/31/16	3/31/17
Cost of sales	$(2,875)	$(3,061)	(2,499)
Selling, general and administrative	(782)	1,412	1,388
Income taxes	1,097	495	333
Incremental net earnings	2,560	1,154	778

We concluded that these errors were not material to each of the respective periods; however, we have elected to report the corrected amount for the fourth quarter and will revise the previously reported 2017 information in future filings to reflect the properly stated amounts. These identified items have no impact to year to date GAAP results. Additionally, there is no impact to quarterly or year to date reported non-GAAP results.